Exhibit 99.1

Getty Images Reports Financial Results for the First Quarter of 2008

SEATTLE – May 1, 2008 – Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content and other digital media, today reported results for the first quarter ended March 31, 2008.

Revenue increased 9.7 percent to $233.2 million from $212.7 million in the first quarter of 2007. On a currency neutral basis, growth in the first quarter was 4.2 percent. This increase came mainly from increasing licenses of editorial and micropayment imagery. This increase was partially offset by lower revenues in the company’s traditional creative stills business when compared to the prior year. Sequentially, the traditional creative stills business achieved growth of about 1% over the fourth quarter of 2007 on a reported basis and was flat on a currency neutral basis.

As a percentage of revenue, cost of revenue was 28.6 percent, compared to 25.8 percent in the prior year. This increase was due to changes in the composition of the company’s royalty-free business, mainly increases in licenses of micropayment imagery that bears higher costs of revenue, as well as the impact of growth in editorial imagery revenue, primarily due to the acquisition of MediaVast in 2007.

Selling, general and administrative expenses (SG&A) totaled $96.5 million or 41.4 percent of revenue for the first quarter of 2008, compared to $81.4 million or 38.3 percent of revenue in the first quarter of 2007. Costs associated with the potential merger totaled approximately $5.3 million during the first quarter of 2008. Excluding these costs, SG&A was $91.1 million or 39.1 percent of revenue. The remaining increase over the prior year is attributable mainly to acquisitions made since that time, investments made by the company in areas of the business that we expect to drive future revenue growth and the negative impact of changes in foreign currency exchange rates. In the first quarter of 2007, SG&A included non-recurring costs of approximately $4.2 million.

Income from operations was $44.7 million or 19.2 percent of revenue in the first quarter of 2008 compared to $55.7 million or 26.2 percent of revenue in the first quarter of 2007.

Net income for the first quarter of 2008 was $23.9 million with diluted earnings per share of $0.40, compared to $38.0 million and $0.63, respectively, for the first quarter of 2007. The costs noted above relating to the potential merger had a $0.06 per diluted share negative impact on the current quarter. The effective tax rate for the first quarter of 2008 was 45.5 percent compared to 34.2 percent for the first quarter of the prior year. The effective tax rate for the current quarter was impacted primarily by lower profit in low tax jurisdictions and to a lesser extent the non-deductibility of costs related to the potential merger. Other non-operating expenses increased in the first quarter of 2008 as a result of foreign exchange losses, primarily related to the weakening of the US dollar against the euro and the impact of this currency movement on the revaluation of certain assets and liabilities.

Total cash and cash equivalents and short-term investments were $336.5 million at March 31, 2008, compared to $364.5 million at December 31, 2007. The decline is due to the repayment of $80.0 million of borrowings under our senior credit facility during the quarter. Net cash provided by operating activities during the first quarter of 2008 was $62.3 million.

As previously disclosed, the company is required to maintain certain financial results on a trailing four quarter basis as one condition of the closing of the merger. The financial results reported herein exceed that condition for the trailing four quarters. The company expects the transaction to close during the second quarter or early in the third quarter of 2008.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. These risks and uncertainties include, among others, risks associated with our ability to close our previously disclosed merger with an affiliate of Hellman & Friedman, the risks associated with currency fluctuations, risks associated with our

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Getty Images, Inc.

First Quarter 2008 Financial Results

ability to integrate and grow recently acquired businesses and pursue new business strategies, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by us with the Securities and Exchange Commission, in particular our Annual Report on Form 10-K for the year ended December 31, 2007.

About Getty Images

Getty Images is the world’s leading creator and distributor of still imagery, footage and multimedia products, as well as a recognized provider of other forms of premium digital content, including music. Getty Images serves business customers in more than 100 countries and is the first place creative and media professionals turn to discover, purchase and manage images and other digital content. Its award-winning photographers and imagery help customers produce inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Visit Getty Images at http://www.GettyImages.com to learn more about how the company is advancing the unique role of digital media communications and business, and enabling creative ideas to come to life.

Contacts:

Investors:	Media:
Tom Oberdorf	Bridget Russel
SVP and Chief Financial Officer	Senior Director, Communications
206.925.6005	206.925.6405
investorrelations@gettyimages.com	bridget.russel@gettyimages.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

THREE MONTHS ENDED MARCH 31,	2008	2007
(In thousands, except per share amounts)
Revenue	$233,216	$212,650
Cost of revenue (exclusive of items shown separately below)	66,786	54,836
Selling, general and administrative expenses	96,465	81,403
Depreciation	16,758	14,544
Amortization	8,180	5,226
Other operating expenses	350	934

Operating expenses	188,539	156,943

Income from operations	44,677	55,707
Investment income	1,894	3,294
Interest expense	(918)	(434)
Other non-operating expenses	(1,905)	(796)

Income before income taxes	43,748	57,771
Income tax expense	(19,884)	(19,741)

Net income	$23,864	$38,030

Earnings per share
Basic	$0.40	$0.64
Diluted	0.40	0.63

Shares used in computing earnings per share
Basic	59,626	59,187
Diluted	60,010	60,031

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	MARCH 31, 2008	DECEMBER 31, 2007
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$316,069	$333,134
Short-term investments	20,405	31,330
Accounts receivable, net	128,658	117,326
Prepaid expenses	15,880	14,425
Deferred income taxes, net	—	6,290
Other current assets	3,956	1,984

Total current assets	484,968	504,489
Property and equipment, net	154,873	156,110
Goodwill	1,235,405	1,233,073
Identifiable intangible assets, net	108,646	116,611
Other long-term assets	1,903	1,872

Total assets	$1,985,795	$2,012,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$74,630	$70,197
Accrued expenses	34,092	31,495
Income taxes payable	6,740	13,797
Short-term debt	265,000	345,000
Other current liabilities	58,858	20,357

Total current liabilities	439,320	480,846
Deferred income taxes, net	11,531	39,904
Other long-term liabilities	67,037	63,477

Total liabilities	517,888	584,227

Stockholders’ equity
Common stock	632	631
Additional paid-in capital	1,347,236	1,343,103
Common stock repurchased	(207,676)	(207,676)
Retained earnings	237,022	213,158
Accumulated other comprehensive income	90,693	78,712

Total stockholders’ equity	1,467,907	1,427,928

Total liabilities and stockholders’ equity	$1,985,795	$2,012,155

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

THREE MONTHS ENDED MARCH 31,	2008	2007
(In thousands)
Cash flows from operating activities
Net income	$23,864	$38,030
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	16,758	14,544
Amortization of identifiable intangible assets	8,180	5,226
Stock-based compensation	4,580	2,920
Bad debt expense	545	875
Other changes in long-term assets, liabilities and equity	14,270	5,992
Changes in current assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(5,414)	(6,093)
Accounts payable	3,288	3,487
Accrued expenses	2,066	(2,156)
Income taxes payable	(7,714)	2,616
Changes in other current assets and liabilities	1,913	(467)

Net cash provided by operating activities	62,336	64,974

Cash flows from investing activities
Acquisition of property and equipment	(14,232)	(16,196)
Acquisitions of businesses, net of cash acquired	—	(4,263)
Proceeds from available-for-sale investments	10,543	—

Net cash used in investing activities	(3,689)	(20,459)

Cash flows from financing activities
Repayment of debt	(80,000)	—
Proceeds from the issuance of common stock	360	1,792
Other financing activities	3	(572)

Net cash (used in) provided by financing activities	(79,637)	1,220

Effects of exchange rate changes	3,925	1,318

Net increase in cash and cash equivalents	(17,065)	47,053
Cash and cash equivalents, beginning of period	333,134	339,466

Cash and cash equivalents, end of period	$316,069	$386,519